Exhibit 10.3

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
OPGEN, INC.
AMENDED & RESTATED SENIOR SECURED CONVERTIBLE PROMISSORY NOTE
Note No. A&R SS-1	Original Issue Date: July 14, 2015
Amount: $1,000,000.00	A&R Date: June 6, 2017

1.          Principal Amount.  For value received, OpGen, Inc., a Delaware corporation (the "Company"), does hereby promise to pay to the order of Merck Global Health Innovation Fund, LLC or its assignee (the "Holder"), the principal sum of One Million and 00/100 Dollars ($1,000,000.00), plus interest accrued thereon, as hereinafter specified (collectively, the "Obligations") on the earliest to occur of (i) July 14, 2018 (the "Maturity Date") or (ii) an Event of Default (as defined below).

2.          Note Purchase Agreement; Amended & Restated Note.  This Note was originally issued pursuant to the Common Stock and Note Purchase Agreement, dated as of July 14, 2015, among the Company and the Holder (as the same may be amended from time to time, the "Purchase Agreement"), and is subject to the provisions thereof.  Capitalized terms used but not defined herein have the meanings given to them in the Purchase Agreement.  This Note is amended and restated as of June 6, 2017 (the "A&R Date") to:  (a) extend the Maturity Date from July 14, 2017 to July 14, 2018; (b) increase the interest rate from eight percent (8%) to ten percent (10%) per annum; (c) provide for the issuance of warrants to purchase Common Stock of the Company in an amount equal to ten percent (10%) of the outstanding principal sum of, plus accrued and unpaid interest on, this Note as of the A&R Date; and (d) include a voluntary conversion right to the Holder as of the Maturity Date at a discount equal to ten percent (10%) of the then-current market price of the Common Stock of the Company.  This Note, as amended and restated, is referred to as the "Note" herein.  By accepting this Note, as amended and restated, the Holder consents to the Company's entry into that certain Note Purchase Agreement, dated May 31, 2017, by and between the Company and jVen Capital, and the request by the Company for the issuance of the promissory notes thereunder in accordance with the terms of such Note Purchase Agreement.

3.          Definitions.  In addition to the other terms defined herein, the following terms shall have the following meanings ascribed to them:

3.1   "Bankruptcy Law" means Title 11, United States Code or any similar Federal or state law for the relief of debtors.
3.2   "Common Stock" means the common stock, par value $0.01 per share, of the Company.

3.3   "Qualified Financing" means an offering of equity or debt securities of the Company with net proceeds to the Company of at least $5 million.
3.4   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
4.          Interest.
4.1   From the Original Issue Date up to the A&R Date, the Company agrees to pay interest on the unpaid principal amount, at a rate equal to eight percent (8%) per annum, compounded annually (the "Original Interest Rate"), until the principal amount and all interest accrued thereon are paid; provided that, upon the occurrence and during the continuation of an Event of Default, as defined in Section 9 below, the Original Interest Rate will be fifteen percent (15%) per annum.
4.2   As of and after the A&R Date, the Company agrees to pay interest on the unpaid principal amount, at a rate equal to ten percent (10%) per annum, compounded annually (the "Interest Rate"), until the principal amount and all interest accrued thereon are paid; provided that, upon the occurrence and during the continuation of an Event of Default, as defined in Section 9 below, the Interest Rate will be fifteen percent (15%) per annum.  Interest shall be due and payable to the Holder on the Maturity Date.  In no event shall the amount of interest paid or agreed to be paid to the Holder hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto.  In such event, the Interest Rate shall automatically be reduced to the maximum rate permitted by such law.
5.          Warrants.  Within fifteen (15) business days of the A&R Date, the Company shall issue to the Holder a Warrant, in the form attached to this Note as Exhibit A, to purchase shares of Common Stock equal to ten percent (10%) of the principal amount of, plus accrued and unpaid interest on, this Note as of the A&R Date, calculated by dividing ten percent (10%) of the principal amount of, plus accrued and unpaid interest on, this Note as of the A&R Date by the closing sale price of the Common Stock on the trading day immediately preceding the date of issuance as reported on the NASDAQ Capital Market.  If a Qualified Financing is consummated after the Warrant is issued, the terms of the Warrant, other than the exercise price, shall be amended to reflect terms equivalent to any warrants issued in such Qualified Financing.
6.          Security Agreement and Intercreditor Agreement.  In order to secure the payment and performance of this Note the Company has granted the Holder a first priority security interest in the Collateral as set forth in that certain Security Agreement dated as of July 14, 2015, by and between the Company, the Company's wholly owned subsidiary, AdvanDx, Inc., a Delaware corporation ("AdvanDx"), and the Holder (as amended or restated from time to time, the "Security Agreement"). As of the A&R Date, the Company, AdvanDx, the Holder and jVen Capital are entering into an Intercreditor Agreement.

7.          Payment.
7.1   Repayment.  All payment of principal shall be due and payable in lawful money of the United States of America at the principal office of the Holder, or at such other place as the holder hereof may from time to time designate in writing to the Company, not later than 5:00 p.m., Eastern Time, on the Maturity Date.  All payments shall be applied first to the payment of any fees or charges outstanding hereunder, second to interest accrued and unpaid hereunder, and thereafter to principal.
7.2   Prepayment.  The Company may prepay, without penalty, any principal amount on this Note, in whole or in part, at any time.  Any prepayment will be applied first to the payment of any fees or charges outstanding hereunder, second to interest accrued and unpaid hereunder, and thereafter to principal.
7.3   Ranking.  All payments under this Note shall rank senior to all other existing and future indebtedness of the Company, excluding any capital and equipment leases except as, and only to the extent, expressly set forth in the Intercreditor Agreement.
8.          Conversion.
8.1   Conversion Upon Maturity.  The Holder will have the option to convert (a "Conversion") the principal and accrued interest of this Note into shares of Common Stock of the Company at a discount of ten percent (10%) of the closing price of the Company's Common Stock on the principal exchange or association market on which it is listed as of the date that is one (1) business day prior to the date the Conversion Notice (as defined below) is delivered to the Company (referred to in this Section 8 as the "Conversion Date").  If the Common Stock is not then-listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a nationally recognized securities dealer, the "closing price" on the Conversion Date shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the immediately preceding date for which such information exists, as reported in The Wall Street Journal or such other nationally published source as the Company reasonably deems reliable; or if the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a nationally recognized securities dealer, the "closing price" on the Conversion Date shall be established by the Board of Directors of the Company in good faith and approved by the Holder in its reasonable discretion.
8.2   Mechanics and Effect of a Conversion.
(a)   The Holder shall provide written notice (the "Conversion Notice") to the Company at least three (3) business days prior to the Maturity Date; provided, that if the Maturity Date is not a business day, the Conversion Notice shall be due on the date that is the business day immediately preceding the Maturity Date.  The Conversion Notice can be delivered to the Company via electronic mail, hand delivery or overnight delivery; provided that the delivery date shall be the date it is received by the Company.

(b)   No fractional shares of Common Stock will be issued upon a Conversion of this Note.  In lieu of any fractional shares to which the Holder may otherwise be entitled, the Company will pay to the Holder in cash the unconverted amount that would otherwise be converted into such fractional shares.
(c)   Upon a Conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company, and this Note shall be canceled in all respects.  The Company will, at its expense, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for the shares of Common Stock to which the Holder is entitled upon the Conversion.
(d)   Upon Conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted, including, without limitation, the obligation to pay such converted portion of the principal amount and accrued interest.
8.3   Authorization of Conversion Shares.  The Company hereby covenants and agrees to take all such actions as may be necessary to authorize such number of shares of Common Stock as will be sufficient to accomplish a Conversion.
9.          Events of Default.  The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Note:
9.1   Payment Default.  The Company shall fail to pay the outstanding principal or accrued interest amount due  under this Note, or any portion thereof when due, whether on the Maturity Date, or on such earlier date as is required by Section 10, or otherwise;
9.2   Other Default.  The Company shall materially breach any representation, warranty, covenant, agreement or obligation of the Company under  this Note, the Security Agreement, the Intercreditor Agreement or the Purchase Agreement, and shall fail to cure such breach within ten (10) days after written notice thereof to the Company;
9.3   Other Indebtedness.  The Company shall default under any other material indebtedness of the Company, and shall fail to cure such default within ten (10) days after written notice thereof to the Company;
9.4   Judgments.  Any money judgment, writ or similar process shall be entered or filed against the Company or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld; or
9.5   Bankruptcy, Etc.  (a) The Company, pursuant to or within the meaning of any Bankruptcy Law, (i) admits in writing its inability to pay its debts generally as they become due, (ii) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (iii) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (iv) consents to the appointment of a custodian of it or for any part of its assets, (v) consents to or acquiesces in the institution of bankruptcy or insolvency proceedings against it, (vi) applies for, consents to or acquiesces in the appointment of or taking possession by a custodian of the Company or for any part of its assets, (vii) makes a general assignment for the benefit of its creditors, or (viii) takes any corporate act to authorize any of the foregoing; or (b) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any Bankruptcy Law now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

10.          Remedies.  Upon or at any time after the occurrence of an Event of Default specified in Sections 9.1, 9.2, 9.3 or 9.4 hereof, all Obligations under this Note shall, upon the demand of the Holder, become due and payable without further presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.  Upon the occurrence of an Event of Default specified in Section 9.5 hereof, all Obligations shall thereupon and concurrently therewith automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.
11.          Certain Negative Covenants.  So long as the Company shall have any obligation under this Note, the Company shall not without the Holder's written consent:
11.1   Distributions on Capital Stock.  Pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or, directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders' rights plan which is approved by a majority of the Company's disinterested directors.
11.2   Restriction on Stock Repurchases.  Redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares.
11.3   Borrowings.  Create, incur, assume or suffer to exist any liability for borrowed money in excess of $50,000, except (a) borrowings in existence or committed on the date hereof and of which the Company has informed Holder in writing prior to the date hereof, (b) indebtedness to trade creditors incurred in the ordinary course of business consistent with past practices or (c) borrowings, the proceeds of which shall be used to repay this Note.
11.4   Sale of Assets.  Sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business.
11.5   Advances and Loans.  Lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Company, except loans, credits or advances in existence or committed on the date hereof and which the Company has informed Holder in writing prior to the date hereof.
11.6   Contingent Liabilities.  Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection and except assumptions, guarantees, endorsements and contingencies (a) in existence or committed on the date hereof and which the Company has informed Holder in writing prior to the date hereof, and (b) similar transactions in the ordinary course of business.

11.7   Limitation on Liens.  Grant, or permit to be created, any lien other than the security interests created under the Security Agreement and any security interest which would constitute a Permitted Lien (as defined in the Security Agreement).
12.          Certain Affirmative Covenants.  So long as the Company shall have any obligation under this Note:
12.1   Payment of Taxes. The Company will promptly pay and discharge or cause to be paid and discharged, before the same shall become in default, all taxes and assessments imposed upon the Company or any of its subsidiaries or upon the income and profits of the Company or any of its subsidiaries, or upon any property, real, personal or mixed, belonging to the Company or any of its subsidiaries, or upon any part thereof by the United States or any State thereof, as well as all material claims for labor, materials and supplies which, if unpaid, would become a Lien upon such property or any part thereof; provided, however, that neither the Company nor any of its subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as both (i) the Company has established adequate reserves for such tax, assessment, charge, levy or claim and (ii) the Company or a subsidiary shall be contesting the validity thereof in good faith by appropriate proceedings.
12.2   Notice of Certain Events. The Company shall, immediately after it becomes aware of the occurrence of (i) any Event of Default (as hereinafter defined) or any event which, upon notice or lapse of time or both, would constitute such an Event of Default, or (ii) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency which could reasonably be expected to materially impair the right of the Company to carry on its business substantially as then conducted, or could reasonably be expected to have a material adverse effect on the properties, assets, financial condition, operating results or business of the Company and its subsidiaries taken as a whole, give notice to the holder of this Note, specifying the nature of such event.
12.3   Maintenance of Existence. The Company shall preserve, renew and maintain in full force and effect the corporate or organizational existence of the Company and its subsidiaries.
12.4   Maintenance of Property; Insurance. The Company shall:
(a)   maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; and
(b)   maintain insurance with respect to its property and business with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business.

12.5   Additional Collateral. With respect to any property acquired after the Closing Date by the Company or any of its subsidiaries, the Company shall promptly, and in any event within 30 days of acquiring such property:
(a)   execute and deliver to the Holder such supplements or amendments to the Security Agreement or such other documents as the Holder deems necessary or advisable to grant to the Holder a security interest in such property; and
(b)   take all actions necessary or advisable to grant to the Holder a perfected first priority security interest in such property, including the filing of UCC-1 financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Holder.
13.          Waiver and Amendment.  The Company hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.  The failure or delay of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive the Holder of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  Any waiver must be in writing.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.  This Note may not be terminated or amended and the observance of any term of this Note may not be waived with respect to the Holder without the consent of the Holder.  Any waiver or amendment effected in accordance with this section shall be binding upon the Company and the Holder.
14.          Governing Law.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PURCHASE AGREEMENT, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO OBLIGATIONS MADE AND PERFORMED IN THAT STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
15.          Transfer.  This Note may be transferred or assigned by the Holder at any time and in any manner without the prior written consent of the Company, subject only to applicable securities laws. The Company may not transfer or assign this Note or any of its rights hereunder without the prior written consent of the Holder.  The Holder shall promptly notify the Company of any transfer or assignment of this Note.
16.          Notices.  Notices hereunder shall be made as described in the Purchase Agreement.

17.          Stockholders, Officers and Directors Not Liable.  In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.  This Note is solely an obligation of the Company.
18.          Loss of Note.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.
19.          Waiver of Jury Trial. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.
20.          Remedies; Expenses. Upon the occurrence of any Event of Default and after any applicable cure period provided for herein, the Holder may, at its option, declare all indebtedness of principal and interest due and payable, whereupon this Note shall be immediately due and payable, and the Holder shall have and may exercise from time to time any and all rights and remedies available to it under any applicable law. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The Company shall reimburse the Holder on demand for all of its reasonable out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its legal counsel) incurred by the Holder in connection with the enforcement of the Holder's rights hereunder and under the Security Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of June [5], 2017.

COMPANY: OPGEN, INC., a Delaware corporation

By:	/s/ Timothy C. Dec
Timothy C. Dec
Chief Financial Officer